Exhibit 99.1

FOR IMMEDIATE RELEASE

Metabolix, Inc.
21 Erie Street
Cambridge, MA 02139
(617) 583-1700
www.metabolix.com

Investor Relations Contacts:	Media Contact
Kathleen Heaney/Idalia Rodriguez	Brian Ruby
ICR	ICR
(203) 803-3585/(203) 803-7402	(203) 682-8200
ir@metabolix.com	Brian.ruby@icrinc.com

Metabolix Reports Third Quarter 2008 Financial Results
and Provides Business Update

Cambridge, Massachusetts, November 5, 2008. Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months ended September 30, 2008.

The Company reported a net loss of $9.7 million or $0.42 per share for the third quarter of 2008 as compared to a net loss of $8.3 million or $0.37 per share for the third quarter of 2007.

The Company’s net cash used for operating activities during the third quarter in 2008 was $6.4 million, which compares to net cash used of $0.9 million for the comparable quarter in 2007. The increase in cash used from operating activities is primarily attributable to the increase in net loss and the timing of support payments received from Archer Daniels Midland Company (ADM).  Unrestricted cash and short-term investments at September 30, 2008 totaled $94.6 million.

“This quarter we made steady progress in the commercialization of MirelTM, as well as in our plant science programs,” said Richard Eno, President and CEO of Metabolix.  “We continued to build overall demand for Mirel and are pleased to have two new customer agreements: with Ball Horticultural and with a Fortune 500 consumer products company.”  Added Mr. Eno, “In plant science, our Australian collaborators, the Cooperative Research Centre for Sugar Industry Innovation through Biotechnology (CRC SIIB), reported the production of sugarcane containing 3.5% polymer.  This development mirrors our earlier announcement of our accomplishments in switchgrass and provides a further proof-of-concept for polymer production directly from crops.”

THIRD QUARTER 2008 FINANCIAL OVERVIEW

Metabolix used $6.4 million of cash in operating activities for the third quarter 2008, which compares to net cash used of $0.9 million for the comparable quarter in 2007.  Metabolix currently manages its finances with an emphasis on cash flow.  Net cash used in operating activities increased as the Company expanded its activities in sales and marketing development, and research and product development. The Company expects its net cash used in operating activities to increase in future quarters as it expands its operations in advance of the full commercialization of Mirel and for the development of its longer term technology platforms.

The Company received $0.5 million in payments from ADM during the third quarter of 2008 for reimbursement of pre-commercial manufacturing expenses. Payments from ADM are recorded as long term deferred revenue on the Company’s balance sheet.

Total revenue in the quarter was $0.4 million, which included revenue recognized from delivery of Mirel sample product and government research grants.

For the three months ended September 30, 2008, total operating expenses were $10.6 million as compared to $10.0 million for the comparable quarter in 2007.  Research and development expenses were $6.6 million for the quarter ended September 30, 2008, up from $5.7 million for the comparable quarter in 2007.  This increase was primarily the result of continued expansion of product development activities associated with developing new product grades and formulations for prospective customers, and increases in research and development personnel for polymer science and engineering primarily to support the Company’s collaborative agreement with ADM.

Selling, general and administrative expenses were $4.0 million for the three months ended September 30, 2008 as compared to $4.3 million for the comparable quarter in 2007. The change was primarily due to a decrease in stock-based compensation expense partially offset by increased expenses relating to expanded operations as the Company prepared for the commercialization of Mirel.

BUSINESS UPDATE

Construction of Commercial Manufacturing Facility

Construction of the commercial manufacturing facility at Clinton, Iowa is progressing.  All major equipment is in place and buildings are approaching completion, control rooms and laboratories are being outfitted and operating manuals are being prepared.  The Company remains on target for product shipments to customers during the second quarter of 2009.

New Customers

Telles, the Company’s joint venture with ADM that produces Mirel bioplastics,  recently entered into two new significant customer agreements.  The first was with Ball Horticultural, as previously disclosed. This agreement is for the use of bioplastic sheet grade resin for the Ball Horticultural Company patented Soilwrap™. This is a new concept for a bottomless plant container that was test marketed in June at the twelfth annual LOHAS (Lifestyles of Health and Sustainability) Forum held in Boulder, Colorado. The Soilwrap made with Mirel is a fully biodegradable and compostable plant pot solution for the home gardener.

Telles also signed a three-year supply agreement with a Fortune 500 consumer products company.  The targeted application will be an injection molded plastic product with launch planned for the second half of 2009. This initial supply contract is for one product line in one brand family; the customer has over a dozen brands, a number of which could be applicable for Mirel.

Conference Call Information

Richard Eno, the Company’s President and CEO, and Joseph Hill, CFO, will host a conference call on Wednesday, November 5, 2008, at 4:30 p.m. (Eastern Time) to discuss these results. To participate, dial toll-free 1-888-684-1277 or 1-913-312-1410 (international). The passcode is 1084482. The conference call will be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

To listen to a telephonic replay of the conference call, dial toll-free 1-888-203-1112 or 1-719-457-0820 for international callers and enter passcode 1084482. The replay will be available beginning at 7:30 p.m. (Eastern Time) on Wednesday, November 5, 2008 and will remain available through 11:59 PM (Eastern Time) November 12, 2008. In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™ bioplastics, a sustainable and biodegradable alternative to petroleum-based plastics. Mirel is suitable for injection molding, extrusion coating, cast film and sheet, blown film and thermoforming. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

Metabolix and Archer Daniels Midland Company (ADM) are commercializing Mirel through a joint venture called Telles. The first commercial scale Mirel production plant is being constructed adjacent to ADM’s wet corn mill in Clinton, Iowa. The plant is designed to produce up to 110 million pounds of Mirel annually.  Mirel will reduce reliance on petroleum and decrease environmental impacts relative to conventional petroleum-based plastics.

For more information, please visit www.metabolix.com.

(MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding completion of construction on the commercial manufacturing facility, timing of commencement of commercial production of Mirel™ bioplastics, commercial viability of Mirel, the commercially produced Mirel material, future financial performance and position, and management’s strategy, plans and objectives for future operations, product development, and research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with:  the Company’s dependence on ADM for construction of the commercial manufacturing facility, ADM’s ability to complete construction of that facility on time and on budget, the ability of Metabolix and ADM to successfully manufacture Mirel at commercial scale and in a timely and economic manner, the Company’s ability to develop and successfully commercialize Mirel, its ability to obtain required regulatory approvals, market acceptance of Metabolix products, the Company’s ability to compete with petrochemical-based plastics, chemicals and energy and with other biobased products, its ability to generate future revenues, the success of its research and development programs, and other risks detailed in Metabolix’s filings with the Securities and Exchange Commission, including its form 10-K for the year ended December 30, 2007, which was filed on March 13, 2008, and its form 10-Q for the quarter ended March 31, 2008, which was filed on May 8, 2008.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenue:
Research and development revenue	$27	$73	$106	$73
License fee and royalty revenue from related parties	25	25	95	132
Grant revenue	299	82	955	590
Total revenue	351	180	1,156	795
Operating expenses:

Research and development expenses, including cost of revenue	6,571	5,695	18,513	14,528
Selling, general, and administrative expenses	4,048	4,267	12,193	11,466
Total operating expenses	10,619	9,962	30,706	25,994

Loss from operations	(10,268)	(9,782)	(29,550)	(25,199)

Other income:
Interest income, net	540	1,484	2,449	4,546

Net loss	$(9,728)	$(8,298)	$(27,101)	$(20,653)

Net loss per share:
Basic and Diluted	$(0.42)	$(0.37)	$(1.19)	$(0.95)

Number of shares used in per share calculations:
Basic and Diluted	22,942,898	22,314,063	22,793,456	21,828,278

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(in thousands)

	September 30, 2008	December 31, 2007
Assets

Cash and cash equivalents and short-term investments	$94,608	$109,326
Other current assets	789	2,220
Property and equipment, net	5,135	6,890
Restricted cash	494	498
Other assets	98	70
Total assets	$101,124	$119,004

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$4,531	$4,494
Other current liabilities	299	165
Other long-term liabilities	844	963
Long-term deferred revenue	29,051	24,180
Total liabilities	34,725	29,802
Total stockholders’ equity	66,399	89,202
Total liabilities and stockholders’ equity	$101,124	$119,004

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(in thousands)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities
Net loss	$(27,101)	$(20,653)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	2,764	820
Stock-based compensation	3,233	3,142
Charge for 401(k) company common stock match	347	256
Changes in operating assets and liabilities:
Other operating assets and liabilities	164	2,305
Deferred revenue	5,896	6,900
Net cash used in operating activities	(14,697)	(7,230)

Cash flows from investing activities
Purchase of property and equipment	(746)	(3,865)
Purchase of short-term investments	(91,478)	(144,679)
Proceeds from sale and maturity of short-term investments	110,735	149,180
Net cash provided by investing activities	18,511	636

Cash flows from financing activities
Proceeds from exercise of options and warrants	788	2,115
Net cash provided by financing activities	788	2,115

Net increase (decrease) in cash and cash equivalents	4,602	(4,479)
Cash and cash equivalents at beginning of period	22,686	25,182
Cash and cash equivalents at end of period	$27,288	$20,703

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